Exhibit 99.1
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Conference Call Transcript
SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Event Date/Time: Jun. 22. 2009 / 5:00PM ET

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Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
Liz Sharp
Smith & Wesson Holding Corporation — VP IR
Mike Golden
Smith & Wesson Holding Corporation — President, CEO
Bill Spengler
Smith & Wesson Holding Corporation — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Eric Wold
Merriman Curhan Ford & Co. — Analyst
Reed Anderson
D. A. Davidson & Co. — Analyst
Cai von Rumohr
Cowen & Company — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter and full fiscal 2009 conference call. I will be your operator for today. We will conduct a question-and-answer session towards the end of the conference. (Operator Instructions). I would now like to turn the call over to Ms. Liz Sharp, Vice President of Investor Relations. Please proceed, ma’am.
Liz Sharp — Smith & Wesson Holding Corporation — VP IR
Thank you, and good afternoon. Before we begin the formal part of our presentation, let me tell you that what we’re about to say, as well as any questions we may answer, could contain predictions, estimates and other forward-looking statements. Our use of words like project, estimate, forecast and other similar expressions is intended to identify those forward-looking statements. Any forward-looking statements that we might make represent our current judgment on what the future holds. As such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms S-3, 10-K and 10-Q. I encourage you to review those documents.
A replay of this call can be found on our Website later today at www.smith-wesson.com. This conference contains time sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, we will not be renewing or updating the material content herein. Our actual results could differ materially from these statements. Our speakers on today’s call are Mike Golden, President and CEO; and Bill Spengler, Executive Vice President and Chief Financial Officer. With that, I’ll turn you over to Mike.
Mike Golden - Smith & Wesson Holding Corporation — President, CEO
Thank you, Liz, and thanks, everyone, for joining us. Today, I am pleased to report not only very positive, in some cases, record results for our firearms business in the fourth quarter. But also to share with you some details about our acquisition of Universal Safety Response, or USR, an announcement we made just last week and a key milestone in our growth and diversification strategy. Today’s call will demonstrate that we continue to execute on all fronts, with growth in our overall firearms business, ongoing penetration of key markets, development of new products to address demand and diversification of our markets and revenue sources via acquisition.
So let’s begin. Despite continuing weakness in the economy, we remain focused on our strategy to grow our business in the sporting goods and professional channels and we delivered results. By capitalizing on the recent strong demand for our pistols and tactical rifles this quarter, we

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
delivered record quarterly revenue, record net income, record earnings per share and record levels in both our cash balances and our firearms backlog. Our handgun and tactical rifle categories again yielded increasingly positive results across the board in the quarter. Overall, handgun sales increased 13% on a year-over-year basis, while tactical rifle sales increased 195% year-over-year, reflecting strong demand in the sporting goods market and the law enforcement sales channel.
Let’s address each of those areas. In law enforcement, the M&P continues to win at a rate of over 80% in agencies where we compete. Our M&P pistols have now been selected or approved for carry by 537 law enforcement agencies. Put another way, over 70,000 domestic law enforcement officers now carry the M&P pistol on and off duty. Among fourth quarter conversions from law enforcement, was the Detroit police department, which ordered 5,000 of our M&P pistols and 350 of our M&P tactical rifles. Detroit is one of several large law enforcement agencies that have converted their full department to our M&P product, both pistols and tactical rifles.
Now, let’s turn to the sporting goods market. As background check data or NICS data from the FBI, is one of the data points we monitor each month to track consumer purchasing trends. The reported number of background checks remained strong through the fourth quarter and April’s data showed 30% growth year-over-year. The May figures have now been issued, as well and they reflect 15% year-over-year growth. This represents a sequential decline from April, due to a number of possible factors, including a general calming of the market; a degree of seasonality, which is typical; and the inability of consumers to buy ammunition, which is in short supply. Having said that, we consider 15% growth to be robust in any consumer marketplace.
Consumer purchases drove our strong performance in the fourth quarter. Smith & Wesson branded pistols were up 33% in the quarter. Led by sales of M&P pistols, which were up 27%; Sigma pistols, which were up 89%; Walther pistols grew nearly 29%. And our tactical rifles grew over 195%. Revolvers, however, declined by 3%. This was because the extraordinary 45% growth in revolvers we saw during the third quarter depleted our finished goods inventory. Since revolvers are a more labor intensive product, inventory cannot be replenished as rapidly as it can with other products.
Note, that our backlog for revolvers continued to grow during the quarter. In total, our firearm backlog continued to increase dramatically during the quarter and reached its peak at $268 million by the end of April. That level is $218 million higher than the same quarter a year ago. An important note regarding our backlog. As I said last quarter, the extraordinary backlog increase is directly related to recent strong consumer demand. Our backlog always represents product that has been ordered but not yet shipped. Therefore, it is possible that portions of this backlog could be cancelled if demand should suddenly drop.
Our favorable sales results in the fourth quarter extended into our tactical rifle category, which as I said, grew by 195%. Consumer demand for our M&P 15’s remained extremely strong in the fourth quarter and that demand fueled the bulk of our sales growth in tactical rifles. In addition, our tactical rifles continued to gain popularity with law enforcement agencies as well. To date, 236 domestic law enforcement agencies have either selected or approved our M&P tactical rifles for duty. Our sales of Smith & Wesson branded products internationally were down 12% in the quarter. This decline resulted from our intentional decision to divert product over to our retail sales channel in order to capture immediate domestic demand.
We expect the international category to return to double-digit growth in the first quarter, when we will ship orders that were not filled as a result of this diversion of product to the consumer. In the meantime, we continue to see adoption of our M&P products on the international front. We secured, among others, an order during the fourth quarter from the Mumbai, India Police Force. This is the first order from India that we have shipped in quite awhile. More importantly, the Mumbai order reflects our reputation with and responsiveness to our customers’ needs. We established a relationship with Mumbai only two months before the crisis at the Mumbai hotels.
When Mumbai made the decision earlier this year to upgrade their police equipment as a result of that crisis, the need was immediate. With support from the US Embassy in new Delhi and the US State Department, we secured the export license and began shipping product in June. It is this responsiveness, along with the reputation that M&P products are gaining with police forces worldwide, that is helping us grow this channel for Smith & Wesson. In the fourth quarter, we secured orders from several law enforcement agencies in Mexico as well.
Now, let’s turn to an update on hunting. Historically, this portion of our business has consisted primarily of high end, highly discretionary consumer products, namely, black powder rifles. As a result, it has suffered in the current economic environment. We have taken important steps in our hunting business to bolster our position. First, we have dramatically reduced costs at our Rochester plant, where we make hunting rifles, as well as barrels for our tactical rifles.

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Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Second, we have expanded our product offering with the new TC venture, a bolt action rifle we introduced in January. The venture, carries the well regarded Thompson/Center brand name and product quality but at a lower price point, retailing under $500. The venture expands our addressable marketplace by reaching a higher volume segment of the hunting market compared to the traditional Thompson/Center rifles.
We commenced production of the venture early this month and feedback from the field is very positive. A large percentage of our planned production for the fall of 2009 hunting season, is already sold and retailers including Cabela’s, Gander Mountain, Bass Pro Shops, The Sports Authority and our independent dealers all will be listing this new rifle. The hunting business continues to hold great potential and we continue to better position the Thompson/Center brand to deliver a broad portfolio of high quality products at various price points. We will keep you posted on our progress.
Now, I want to turn to a discussion of our acquisition of USR, an announcement we made just last week. This was a very exciting development for our Company. The acquisition of USR will provide us with an entry into the rapidly growing facility security market. A move aligned with our growth and diversification strategy and one that expands our revenue base into commercial, non-firearm categories. Let me tell you about USR and why the Company is such a great fit with our strategy.
Based in Franklin, Tennessee, USR is a full service, uniquely positioned, fast-growing provider of integrated perimeter security solutions. The Company originally created the GRAB vehicle safety barrier, which represents the fastest growing barrier technology in the world and is the only active barrier product that meets three key safety statistics. Specifically, those for the Federal Highway Administration, the Department of State, and the Defense Department. The Company has successfully leveraged the adoption of its GRAB barrier systems to become a turnkey perimeter solutions provider, with a large product and service portfolio.
USR has a variety of clients in the defense, transportation and petrochemical industry, not to mention airports, Fortune 500 companies and national laboratories. We are very excited about the opportunities that this acquisition creates for both Smith & Wesson and for USR. They have built a solid reputation in the perimeter security market, based on the GRAB product and its unique features. They have a specialized ability to deliver integrated security systems solutions to an impressive list of customers. Lastly, they have a very strong and capability management team that has delivered impressive growth.
That combination of a robust product portfolio and a highly capable management team means that USR gives us a strong platform for future growth in the market. One of the key criterion we use when assessing potential acquisitions. Growing demand for enhanced security measures at government, military and corporate facilities presents many new opportunities. In addition to potential new business with existing customers, future targets include the transportation market, railroad crossings, work zone safety, ballistics, law enforcement, energy producing facilities and international markets yet to be addressed. With that, I want to turn the call over to Bill Spengler, who will provide a financial overview of the quarter. Bill?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Thank you, Mike. Total Company sales for the fourth quarter were $99.5 million, a $16.4 million or approximately 20% increase over the comparable quarter last year. Within that, sales of all firearms totaled $93.9 million, an increase of $17.2 million or 22% over last year. The balance of revenue totaled $5.7 million and declined by $782,000 or 12%. Most of this was due to a reduction in the specialty services we provided to other companies.
Firearm sales reflected strong growth in our pistols and tactical rifle categories, offset by continued weakness in the hunting categories. Handgun sales totaled $65.4 million, an increase of 13% over the year ago quarter. Tactical rifle sales of $74.4 million were 195% higher year-over-year. While hunting firearm revenue totaled $8.1 million and decreased by 22% on a year on year basis. One way to assess our performance in firearms is to consider sales of all hunting related products as a single and separate category. In Q4, sales of all hunting related products, which represented 12% of our total firearms revenue, were $11.1 million, a decline of $1.9 million or 15% versus the comparable quarter last year. Sales of all other products, mainly handguns and tactical rifles, were $82.8 million, a $19.1 million or 30% increase over last year.
Gross profit for the fourth quarter was $30.9 million or 31% of revenue, compared with $25.5 million or 30.6% of revenue in the fourth quarter last year. Improved revenue and throughput in our non-hunting related products provided $7.3 million and a 2.3% improvement to total Company gross margins. In addition, fewer consumer promotions were deployed, which favorably impacted our gross profit margins by $2.8 million or 2.8% of revenue. Offsetting this, were higher distributor allowances, which are volume-driven and determined early in the calendar year and which impacted gross margins by $2.1 million or 2.1% of revenue. In addition, the ongoing loss of overhead absorption at our Rochester facility, which eroded total Company margins by $2.2 million or 2.2% of revenue.

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Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
I’ll now move to operating expenses. Total operating expenses increased over the prior year by $900,000 or 5% in the quarter. This was driven by a $1.2 million increase in bad debt accruals that covered two regional retail chain customers that were forced, by economic conditions, to seek debt reorganization. We closely monitor the collectability of our accounts receivable and we believe that our reserves are adequate for the current situation. In addition, profit sharing accrual for our Springfield and Houlton facilities increased by $1.1 million over the same quarter last year due to the higher operating income.
Offsetting these increases were reduced advertising on our Thompson/Center products, and reduced expenses for the SHOT Show, which occurred in the third fiscal quarter this year versus the fourth quarter last year. Lastly, stock option or FAS 123-R expense declined from the prior year and we incurred a lower level of intangible amortization due to the impairment charge that we took last October. As a result of these items, fourth quarter operating income was $12 million, an increase of $4.5 million or 60% over fourth quarter last year.
Other income totaled $452,000 in the fourth quarter versus other expense of $170,000 last year. Other income is comprised almost entirely of a favorable non-cash mark-to-market adjustment related to euro foreign exchange contracts that protect our purchase of inventory from Walther. And this represents a reversal of a portion of the loss that we recorded related to these same contracts in the second quarter of fiscal ‘09. Interest expense of $1.2 million decreased by nearly $900,000 compared with the quarter a year ago. The payoff and retirement of our acquisition line of credit in the first quarter of fiscal ‘09 is now fully reading through in reduced interest expense.
In addition, we did not access our revolving line of credit at any point during the quarter, compared to the same period last year, that saw a high borrowing level of $21.6 million. Total debt outstanding at the end of the fourth quarter was $86 million, compared to $127.7 million in the same quarter a year ago. For your reference, both of these numbers include our $80 million of convertible debt. Income tax expense in the fourth quarter increased $1.9 million over the amount recorded in the same quarter last year, due to the increase in earnings in the current period. Net income for the fourth quarter of fiscal ‘09 was $7.4 million, or $0.14 per fully diluted share, compared with $3.3 million or $0.08 per share in the prior year.
Now, just a very brief comment on the full year. Our fiscal ‘09 net sales of approximately $335 million represented an increase of 13% over fiscal ‘08 levels. Sales in our firearms business grew by 14% to $313 million. Net loss for fiscal 2009 of $64.2 million was impacted by a one-time write-off of goodwill and intangible assets in the net amount of $76.5 million. Excluding this item, net income for fiscal ‘09 increased by $3.1 million or 35% over fiscal ‘08 net income. Fully diluted earnings per share for the full year were $0.26.
Now, let’s take a look at the balance sheet. Accounts receivable decreased to $48 million versus $54 million at year-end fiscal ‘08. This occurred despite increased revenue. Accounts receivable increased $5.9 million in the fourth quarter versus the year-ago quarter, entirely attributable to significantly higher revenue.
Inventories were $42 million at the end of the fourth quarter, a $5.4 million improvement over last fiscal year-end and a $4.4 million improvement over the prior or third quarter of this fiscal year. This was clearly helped by the increased level of demand but was also aided by a temporary shutdown at Rochester during the quarter and by better inventory management in general. Capital expenditures for fiscal ‘09 totaled $9.4 million, compared to $14 million last year. Major CapEx in fiscal ‘09 was focused on improving production efficiencies, new product offerings and various projects to selectively increase capacity and upgrade our manufacturing technology.
Now, turning to a look at cash flow and liquidity. One of the metrics we now track is adjusted EBITDAS or earnings before interest expense, taxes, depreciation, amortization and stock-based compensation expense. This non-GAAP measure eliminates non-cash and selective one-time charges, such as impairments or mark-to-market adjustments on currency contracts. It provides a basis for evaluating our cash generating capacity and the general borrowing capacity of our business, in the context of our bank covenants, as it very closely correlates to the covenant measure contained in our revolving line of credit agreement.
Adjusted EBITDAS in the fourth quarter was $15.6 million, compared to $11.4 million in the fourth quarter of fiscal ‘08. On a year-to-date basis, adjusted EBITDAS was $41.5 million versus $40 million the prior year. The presentation that’s included in our earnings release shows you in detail how this information has been developed. To finish off my discussion of current period results, we ended the year with approximately $40 million of cash on our balance sheet without accessing our revolving line of credit. This result does not incorporate the $35 million or so of net proceeds we received from our 6 million share offering in May.
Let me conclude my comments by spending just a few minutes on our near term outlook. Our first fiscal quarter ends on July 31, about six weeks from now. Looking first at revenue, demand for our products remains strong and we continue to sustain a backlog well in excess of $200 million. However, because strong sales during the fourth quarter reduced our finished goods inventory, we do not expect to have the same excess

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
inventory sales opportunities during the first quarter of the new fiscal year. Since we are selling at our maximum production capacity, without extra finished goods on hand at the beginning of the quarter, we are unlikely to repeat the revenue level just reported for Q4.
Currently, see first quarter revenue, therefore, between $92 million and $94 million, which would reflect growth of more than 20% over the prior year. In addition, for your reference, we anticipate that total Company backlog will begin to decrease in the first quarter of fiscal 2010. This is not unexpected, as we begin to ship against orders placed months ago.
In terms of gross profit margins, we anticipate the first quarter gross margin ratio to be very similar to the fourth quarter, as there is little change expected in our revenue profile. We do expect some increase in operating expenses in Q1, as we have been investing and we will continue to invest more heavily in our military, law enforcement and international business activity, which we believe will act as a strong complement to our activity in the consumer channels. We also expect to incur approximately $0.5 million in expenses related to the USR acquisition. As it relates to cash flow, we will continue our focus to assure that any draw on our revolving line of credit is minimal.
To summarize, our business is performing extremely well, based on continued consumer demand and we remain focused on cash flow generation. At the same time, reduced availability of finished goods at the beginning of the quarter and the planned increase in the strategic investments I outlined, would indicate that it is prudent to view the first quarter of fiscal 2010 conservatively. And on one very final note, several of our officers hold vested RSU’s, which are being delivered to them in the first quarter. Therefore, you will see some selling of shares to pay the taxes on these RSU receipts. You will see the appropriate SEC filings on this. That concludes my comments and I’d like to turn the call back over to Mike now.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Thanks, Bill. Before we wrap up, I want to leave you with a few key points. This is a very exciting time for Smith & Wesson. As we are executing our plan to aggressively grow our firearms business. Equipped with our broad portfolio of firearms products, we are delivering on that front and we continue to capitalize on tremendous opportunities that exist in retail markets and with domestic and global law enforcement and military agencies. At the same time, we are actively growing and diversifying the markets we serve and the revenue base we generate by acquiring companies like USR. Profitable, platform-based, non-firearms related and on an impressive growth trajectory.
We are excited about our industry, our business and our future, in what is proving to be an environment filled with opportunities in the area of safety, security and protection. In closing, I want to thank all of our employees at all of our locations, for their contributions and hard work. Your dedication helped us to deliver another quarter and another year of great results. With that, operator, I’d like to open the call up for questions from our Analysts.
QUESTION AND ANSWER
Operator
(Operator Instructions). Your first question comes from the line of Mr. Eric Wold with Merriman Curhan Ford. Please proceed, sir.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Thank you very much. Good afternoon.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Hi, Eric, how you doing?
Eric Wold - Merriman Curhan Ford & Co. — Analyst
Good. Can you give us a little more clarity — great improvement in the tactical rifle revenues in the quarter. You had 2X kind of what it’s been the past couple quarters. What were you able to do there to ramp that up, thinking that kind of the thoughts before was that was a fairly close to capacity?

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Well, you’re right, tactical rifles were up almost 200% versus the same period the year before. We have increased our capacity on that rifle. Remember, we said, we’re going to selectively look at increasing capacity where there are opportunities. And we felt that there was some security on the back end with law enforcement contracts, or quite honestly, US military contracts or international military or law enforcement contracts. So it’s a reflection of our increased capacity. And we are bringing some parts in-house that were out — we were outsourcing, which supplements our capacity on that also.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
And then just following on that. Just in general capacity, your comments or build on Q1, talking about a lot of finished goods inventory that you had was kind of been used up and you’re replenishing at this point. And so, you’ll see some sequential drop in sales, which is understandable. What are the Company’s goals over the coming months and quarters to increase capacity overall, kind of across all product lines where possible? And what could it get to over the next, say, 12 months?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Bill, do you want to take a stab at that?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Yew. We are looking at selectively adding capacity and we’re also implementing projects that just make us a little bit more efficient with the equipment we’re running. If you look forward at new product opportunities, which are requiring incremental capacity and the efforts we have underway, selectively, really with M&P pistols and as Mike was just mentioning, M&P 15 or the tactical rifle. Over the coming quarters and I can’t say how quickly this, in full, will dial in but we would be adding somewhere in the range of $10 million more per quarter or a $40 million increment. And this would be over the next several quarters., $40 million more capacity into the business.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Okay. And then, just two quick follow-up questions. On that, what should we expect to see in CapEx for 2010? If you can also, stand-alone Smith & Wesson, if you can included with USR as well?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Okay. Yes, I can tell you that. We’re looking at CapEx in fiscal ‘10 of around $12 million.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
That does not include USR but remember, we said the other day that, they use minimal capital.
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
It’s not a capital intensive business on their side.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Okay. And then, last question, if I can. On the backlog, $268 million or at least $200 million plus is an impressive backlog. What’s been the experience you’ve seen over the past quarter or two in terms of retailers putting in or kind of orders into backlog and then canceling? Or if you’ve

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Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
heard any type of indications of double ordering with you and maybe other manufacturers? How accurate or kind of realistic, I don’t know what word to use, do you view that backlog?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Well, we look at a lot of different metrics, Eric, on a monthly base — on a weekly basis, actually, just to kind of keep an eye on that. Because, you’re right, over $200 million, that’s a big number. And we talk to our distributors on a regular basis. One of the things we get, though, is on a weekly basis from our top 10 distributors, we get their inventory by SKU. So, we know exactly how much inventory is in the channel, so we can watch that and see. And with very few exceptions, there’s not much out there. It kind of continues the way it has been. We have seen a couple places where people have cancelled selectively. And sometimes it’s product, we tell them this is what we’re going to ship you. So if they want 10 and we say we’re going to ship six. It’s not unusual, so they don’t chew up their open to buy, that they’ll cancel those other four pieces. They weren’t going to get them anyway in the foreseeable future. So, we’re watching it very carefully to keep a peg on it, so we know how to react back here and certainly in the factory and we’re — that’s how we’re trying to look at it. I don’t know if that answers it or not.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
No, that’s good. I appreciate it. Thanks, Mike. Thanks, guys.
Operator
Your next question comes from the line of Mr. Reed Anderson with D.A. Davidson. Please proceed, sir.
Reed Anderson — D. A. Davidson & Co. — Analyst
Good afternoon, guys. Nice quarter.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Hi, Reed.
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Hi, Reed.
Reed Anderson — D. A. Davidson & Co. — Analyst
Hi, Mike, could you give us just — you do it every call but just a quick update on your take on where you’re at in terms of military? You’ve got the M4 coming up here. So, any progress? So you’ve made a hire there recently. Just any color on that piece of your business?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Yes, let me kind of just put a flavor on it for everybody, so everybody knows what we’re talking about here. First, you’re right, we hired a Vice President of Military Affairs for us, a fellow named David Holt, whose got a tremendous background from the military himself. And also, on working contracts through the Pentagon or just different government agencies. What Reed is referring to is, there are several major solicitations or requirements that are coming on the table.
The first is the M4. The M4 is the standard issue rifle for the US military. That’s a contract that’s an exclusive contract with Colt. The exclusivity on that contract actually expires this month. We’ve been in fairly regular dialogue with the folks in the Defense Department that are involved in writing the requirement for the M4. They have — the military has not said when they — or what exactly they’re looking to do. We think there are a

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Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
couple options. They can continue to sole source from Colt. They could do that but then they’re buying all their rifles from a company with just one factory. And what I tell people is, if there’s trouble in that, is there’s a fire in that factory, we’ve got a problem.
They could take the same M4 drawings that the government will own after this month and they could see if anyone else would like to quote on manufacturing the M4 as it is today. And we certainly could do that. They could look for what was being called an enhanced M4. The M4 is a good rifle. It’s a 50-year-old design. They could be looking for a product that’s off a platform, similar to the M4. So there is a whole lot of interchangeability of parts, not a lot of training required but with some improvements that have happened over the last 50 years, to make it into just a better rifle. We have an enhanced M4 that we have shown to the Defense Department.
And the last thing they could do is they could do a full and open competition, where all bets are off and they would just look all around the world for whatever the best rifle is. That’s tough to do to change total weapon systems for the main weapon, which is the rifle, with two wars going on. So we’re waiting to see. We expect, some time over the next six to nine months, to have direction from the Defense Department. We’re anxious to let the games begin, if you will.
On the M9, which is the pistol, it’s standard issue for the US military, it’s a 25 or so-year-old contract, it’s owned today by an Italian company, Beretta. It is a 9 millimeter pistol. The military has been talking for awhile now about shifting from a 9 millimeter to a higher caliber pistol, more than likely, a .45. And the reason for that is stopping power. It’s actually pretty simple. The Army is in the process right now of defining their requirements for the pistol.
We’re anxious for that to begin because we would submit, obviously, the M&P 45. And we’re winning over 80% of the competitions with the 45, with our M&P, against the same guys who we’ll be competing against. So there’s a lot going on here. We think that over the next year or so, the stuff is going to come to fruition. At least that’s the direction we’re being given. And so, we’re working it hard.
Reed Anderson — D. A. Davidson & Co. — Analyst
That’s good. That’s helpful. Thank you. Then, switching gears a little bit, looking particularly back to tactical, which you talked about in the last question, I’m just curious from your standpoint what of that growth do you feel like is being driven by a lot of the new stuff you’ve introduced, either as an attachment to that product and accessory or new permutations of that model in the last year or so, even last six months? What of new product is driving what we see in the fourth quarter?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Well, in tactical rifles, you’re right. Over the last, I’m going to say, nine months or so, we have expanded our line from really three SKU’s to 12 models that we sell out there. And there’s some differences on all the different models. Certainly, we’re giving consumers more of a choice, depending on the specific requirements that they’re looking for. So I think that’s having an effect on it. It’s just a broader line, more than just one or two or three SKU’s of Smith & Wesson M&P’s that they can choose.
Reed Anderson — D. A. Davidson & Co. — Analyst
That makes sense. And then related to that, are you seeing basically as the demand is very strong, that pricing, whether it’s on average or — not that you’re tacking on a higher price, but just there’s a migration up in what the spend is per consumer, some sort of thing like that?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
There’s certainly, we’re not seeing — while the surge, if you will, is going on, we’re not seeing the need — retailers are not seeing the need to have to discount the products that are out there. I will tell you as kind of the round-about answer on that, that I think is pretty interesting, at the SHOT Show, we showed, what we are calling the M&P 15-22. And what that is, is a tactical rifle, it looks exactly like an M&P 15 but it shoots .22 caliber ammo. And that’s a big deal because of the price of ammo. The .22 ammo versus the 5.56, it’s about 10% of the cost. So we think that will be a very big product because of the ammo. And again, it’s another variant and It’s actually a very fun rifle to shoot.
Reed Anderson — D. A. Davidson & Co. — Analyst

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Makes sense.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
And the price point on that, Reed —.
Reed Anderson — D. A. Davidson & Co. — Analyst
What is that? That’s a lot lower than the normal one.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
That’s going to be about $450 retail.
Reed Anderson — D. A. Davidson & Co. — Analyst
Okay. It’s for training too. And then, in terms of the TC venture, when does that start shipping?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
The TC venture, which for everybody’s information, is the bolt action Thompson/Center rifle, brand-new, that will retail under $500. We’ve just started shipping them this month. So, you’ll start to see them showing up in the stores over the next month or two, Reed.
Reed Anderson — D. A. Davidson & Co. — Analyst
Good. And then, Bill, on inventory, would you be willing to share, how much did finished goods inventory come down in the fourth quarter versus where you entered the quarter?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Yes, I think I have that maybe somewhere here. Maybe one of those questions I have to get back to you with, Reed.
Reed Anderson — D. A. Davidson & Co. — Analyst
That’s fine. And then — but let me ask you another one then. What is interest expense look like on a quarterly basis? Because where your cash ended up and everything, I felt like it would be lower. Should it be lower than $1.2 million a quarter or is that about right?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Say that again. Reed.
Reed Anderson — D. A. Davidson & Co. — Analyst
Interest expense, where we would think of interest expense on a quarterly basis, what’s kind of a good number? It was $1.2 million in the fourth quarter. Is that about right going forward or should it be lower than that now, with all the cash flow?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
That’s not bad because there’s no drawdown on the revolver straight through. So, that’s really just picking up the 4% on the convert and it’s picking up a little bit on the small longer term loans that we have. I’m reading something, I pulled it up out of the Q here. We had finished goods, April 30 of last year, of $22.3 million. And finished goods — but this is across a big range and some of which are — anyway of $17.2 million. So, it came down a little over $5 million.
Reed Anderson — D. A. Davidson & Co. — Analyst
Okay. That’s perfect. Hi, thanks very much. Good luck, guys.
Operator
Your next question comes from the line of Cai von Rumohr with Cowen and Company. Please proceed, sir.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Hi, Cai.
Cai von Rumohr — Cowen & Company — Analyst
Good quarter, guys.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Thanks Cai.
Cai von Rumohr — Cowen & Company — Analyst
Last year, you gave us a breakdown of backlog by product, revolvers, pistols. Could you give us that data?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
We do but we decided, Cai, as we said in one of our prior calls, that the backlog information, really because of the nature of what it is, is orders that could be cancelled at any time. Therefore, to try to — it’s only one of the many metrics we actually use to try to determine where our revenue will end up. And it almost, at times, can be a little misleading to try to point to it in a specific period by a specific product.
Cai von Rumohr — Cowen & Company — Analyst
Okay.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
What we’ve decided to do and — is really not do that. And I’ll tell you the other reason really we decided to not do it, simply for competitive reasons. We don’t want to tell. We’re one of, let’s say, two public companies in the industry but there are several other companies, foreign companies, et cetera, that we’re competing with. It’s simply giving out information that helps them and I’m not sure it benefits the analyst world to work with it.
Cai von Rumohr — Cowen & Company — Analyst
Okay. Your G&A was up in the final quarter. Maybe explain some of the items you went through, what was included in the G&A?

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
I think the single biggest number that you might be pointing to or the biggest variance, we had a $1.3 million bad debt expense and I talked to that a little bit in my —.
Cai von Rumohr — Cowen & Company — Analyst
So, that was all in G&A. Okay. And was also the profit sharing in there?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Well, you do, you have more profit sharing. And as I went through then on the down side, we had a little less in 123-R or stock option expense. And also, as you’ll recall from our write-down of the assets related to the Thompson purchase, we have lower amortization of intangibles. But that was gone last quarter. So really, if you look at it, the biggest quarter-to-quarter variance is a little bit more in the profit sharing account and the bad debt expense that was a little one-timish and unusually high.
Cai von Rumohr — Cowen & Company — Analyst
Got it. You had mentioned that international exports were down 12%. Where was your law enforcement volume year-over-year in the fourth quarter?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Say that again, what was — ?
Cai von Rumohr — Cowen & Company — Analyst
What was your law enforcement volume in the fourth quarter?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Law enforcement in the quarter was up 33%.
Cai von Rumohr — Cowen & Company — Analyst
And that was — how much of that was tactical rifles, approximately.
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
I don’t have that broken out, Cai.
Cai von Rumohr — Cowen & Company — Analyst
Okay. And then, on your first quarter sales guidance, if I’m looking here, your inventories are down $4.4 million in the final quarter. So if I tack on a gross margin, we’re talking $6 plus million. So if I take $6 plus million off $99 million, $93 million, kind of a midpoint of your range.
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Midpoint of the range, Yes.
Cai von Rumohr — Cowen & Company — Analyst
But do you expect — given that you expect to increase capacity $10 million over the next three to four quarters, are you going to be hiring in this quarter? And is there any likelihood that output would be ramping in this quarter?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
No. Really it isn’t. What we need and what we’re talking about and talking about when we did the offering as well, it’s really not a people thing. We’re machine constrained. So, forget the new capacity we’re talking about. We’ve got to go out and buy the equipment and install it and get it up and running and that will happen over the coming quarters.
Cai von Rumohr — Cowen & Company — Analyst
But if you said, Bill, that you expect to have $10 million over the next three to four quarters, if we get $0 in the first quarter, when does that start dribbling in?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
It really starts dribbling in over the next two to three quarters. It’s a six to nine month thing.
Cai von Rumohr — Cowen & Company — Analyst
So it’s really not this quarter but it’s in the October and January quarter?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
We’ll start seeing some filtering in, that’s fair. We can start seeing some filtering into our second fiscal quarter.
Cai von Rumohr — Cowen & Company — Analyst
And Mike, you alluded to the fact of kind of a mix data, up 15.5% and that could have been impacted by absence of ammo, inability to buy ammo. Could you comment a little bit more on that subject?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Sure. During — we talk to dealers all the time. And we ask them anecdotally, it’s anecdotal but it’s fairly consistent around the country, if you ask them; What percent of their handgun purchases do they think are first time buyers? They don’t measure this. But just kind of what do you think? And it’s pretty consistent, between 25% and 30%, which is great because that’s just making the market a larger market. And as we’ve said before, the hardest purchase to get people to make is their first purchase. So, that’s great news.
Ammo is in very short supply all around the country. Just ask the dealers when you guys do your channel checks, they’ll tell you that. One, if you’re a first time buyer and there’s no ammo in the store, you’re probably not going to make that purchase at that point in time. So we think that is having an impact on it and dealers pretty consistently tell you that they think that the frenzy of buying that was going on in December, January, it’s still — they’ll tell you sales are still very good but it’s not the frenzy that it was before. And one of the things they consistently point to is the lack of availability of ammo.
Cai von Rumohr — Cowen & Company — Analyst

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Has that situation gotten better or worse?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
You know what? I haven’t seen it get much better but obviously, I’m more concerned about the firearm side. It seems to be slowly improving but it’s not fixed, that’s for sure.
Cai von Rumohr — Cowen & Company — Analyst
Okay. And then, you’ve got a huge backlog. What should we think about seasonality? This thing goes back — you’ve got a big pickup in law enforcement that shouldn’t be impacted by kind of the consumer market. You’ve got the international backlog still to be shipped. do those things start to make the January quarter, which is normally a little softer, look better?
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
That’s kind of far out to kind of guess at, Cai, because of the surge. Right now, as Bill said, you can expect a revenue number in Q1, which is the current quarter, in the $92 million to $94 million range. And he explained that because of the lack of finished goods inventory, et cetera. Certainly, if the surge continues at the level that it’s on right now, it’s going to be — there won’t be a whole lot of seasonality. It will be pretty consistent, I think.
Cai von Rumohr — Cowen & Company — Analyst
Right. And the last question, your longer term goal X USR was to gross margins to 35%. Do you expect to have any progress on this year, given that you should have a more level loaded pattern throughout the year?
Bill Spengler — Smith & Wesson Holding Corporation — EVP, CFO
Yes, it’s not a cliff sort of a — it’s a step series of functions to get there. And so yes, if you take our weighted average gross margin from Thompson from last year. And then look at what we would anticipate this year. It’s clear that the hunting business had an effect, that we’ve done a lot to try to ameliorate. We’ve talked through that over prior quarters but we’ve gone in and reduced the number of heads at the Thompson facility, which reduced the inefficiency of the plant, in light of the levels that we’re running at now. So yes, you would have to see a beginning of a move towards that 35% but that’s a long-term goal. But you would see that by virtue of Thompson improving. Also, we target to up mix when we introduce new products.
Cai von Rumohr — Cowen & Company — Analyst
Thank you.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO
Thanks, Cai.
Operator
With no further questions in the queue, I would now like to turn the call back over to Mr. Mike Golden for closing remarks. You may proceed, sir.
Mike Golden — Smith & Wesson Holding Corporation — President, CEO

Final Transcript

Jun. 22. 2009 / 5:00PM ET, SWHC — Q4 2009 Smith & Wesson Holding Corporation Earnings Conference Call
Okay. Thank you and thank you, everyone, for joining us today. We’ll see you next quarter. Thanks.
Operator
Thank you for participating in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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